EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127737 on Form S-8 of BankFinancial Corporation of our report dated May 25, 2018 appearing in this Annual Report on Form 11-K of the BankFinancial and Subsidiaries Associate Investment Plan for the year ended December 31, 2017.
/s/ Crowe Horwath LLP
Oak Brook, Illinois
May 25, 2018